Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2019 (except for Note 12, as to which the date is April 29, 2019) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-235988) and related Prospectus of Applied Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

January 23, 2020